Exhibit 5.1

April 1, 2021	Mayer Brown LLP
71 South Wacker Drive
Chicago, IL 60606
United States of America

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F: +1 312 701 7711
mayerbrown.com

YUM! Brands, Inc. 1441 Gardiner Lane Louisville, KY 40213

Re:	YUM! Brands, Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to YUM! Brands, Inc., a North Carolina corporation (the “Company”), in connection with the offer and sale of $1,100,000,000 aggregate principal amount of 4.625% Senior Notes due 2032 (the “Securities”) as set forth in the Prospectus Supplement dated March 16, 2021 (the “Prospectus Supplement”) as filed with the Securities and Exchange Commission pursuant to Rule 424(b)(2) under the Securities Act of 1933, as amended.

The Securities will be issued under an Indenture, dated as of September 25, 2020, between the Company and U.S. Bank National Association as Trustee (the “Trustee”) as supplemented by the Second Supplemental Indenture, dated as of April 1, 2021, between the Company and the Trustee (collectively, the “Indenture”).

As special counsel to the Company, we have examined originals or copies certified or otherwise identified to our satisfaction of the Company’s Restated Articles of Incorporation, the Company’s Bylaws, resolutions of the Company’s Board of Directors and such Company records, certificates and other documents and such questions of law as we considered necessary or appropriate for the purpose of this opinion. In rendering this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

Based upon and subject to the foregoing and to the assumptions, conditions and limitations set forth herein, we are of the opinion that upon the due execution, authentication, issuance and delivery of the Securities, and the receipt of the consideration therefor set forth in the Prospectus Supplement, the Securities will be valid and binding obligations of the Company entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization or similar laws affecting creditors’ rights generally and subject to general principles of equity.

Mayer Brown is a global services provider comprising an association of legal practices that are separate entities including
Mayer Brown LLP (Illinois, USA), Mayer Brown International LLP (England), Mayer Brown (a Hong Kong partnership)
and Tauil & Chequer Advogados (a Brazilian partnership).

Mayer Brown LLP

YUM! Brands, Inc.
April 1, 2021
Page 2

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K and to being named in the Prospectus Supplement under the caption “Legal Matters” with respect to the matters stated therein.

Very truly yours,

/s/ Mayer Brown LLP
MAYER BROWN LLP